Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100733441-95
Filing Date and Time 09/29/2010 12:51 PM
Entity Number E0679072006-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporation
(Pursuant to NRS 78.1955)

1. Name of the corporation:
GREENCHEK TECHNOLOGY INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designation, preferences, limitations, restrictions and relative rights of the following class or series of stock:

1. Designation and Amount. The preferred stock subject hereof shall be designated Series A Preferred Stock ("Series A Preferred"), and the number of shares constituting Series A Preferred shall be Ten Thousand (10,000). No other shares of preferred stock shall be designated as Series A Preferred.

2. Dividends. Dividends may be paid on the Series A Preferred as and when declared by the Board of Directors.

Kindly refer to Attachment A annexed hereto and made a part hereof.

3. Effective date of filing (optional):

4. Signature (required): X /s/ Lincoln Parke

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT A
TO

CERTIFICATE OF DESIGNATION
OF
THE RELATIVE RIGHTS AND PREFERENCES
OF
THE SERIES A PREFERRED STOCK
OF
GREENCHEK TECHNOLOGY INC.

3.            Voting Rights. Each share of Series A Preference Stock shall entitle the holder thereof to Four Thousand (4,000) votes on all matters submitted to a vote of the shareholders of the Company.  In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or subdivide, combine or consolidate the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Except as otherwise provided herein or in the Certificate of Incorporation, in any other Certificate of Amendment creating a series of Preference Stock or any similar stock, or by law, the holders of shares of Series A Preference Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

4.           Preference and Participation Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of this Company, either voluntary or involuntary, the holders of Series A Preferred shall not be entitled to receive any distribution prior to or in preference to the holders of Common Stock by reason of their ownership thereof.

5.   Redemption.  At any time the Company may redeem all, but not less than all, outstanding shares of the Series A Preferred Stock then outstanding for cash in an amount equal to $10.00 and any accrued but unpaid dividends declared on the Series A Preferred Stock. On or after the date fixed for any redemption, each holder of shares called to be redeemed shall surrender the certificate evidencing such shares to the Company at the place designated in the notice of such redemption.  On or after the date fixed for redemption, notwithstanding that the certificates evidencing any shares properly called for redemption shall not have been surrendered, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for Redemption (except the right of the registered holder thereof to have such shares redeemed and to receive the redemption price upon surrender of their certificates therefor.

6.   Other Preferences. The shares of the Series A Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Company.